Exhibit 99.1

Vestin Realty Mortgage I, Inc. Reports June 30, 2006 Results

Declares Dividend of $0.08 Per Share
For The Two Months Ended June 30, 2006

Las Vegas - July 28, 2006--Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust ("REIT") announced net income for the TWO MONTHS ended June 30, 2006 of $535,000, or $0.08 per share compared to a net loss of $933,000, or $0.12 per share in the same period a year ago.

The Company also announced that on July 27, 2006, its Board of Directors declared a cash dividend of $0.08 per share for the TWO MONTHS ended June 30, 2006, payable August 21, 2006 to shareholders of record as of August 7, 2006.

As of June 30, 2006 Vestin Realty Mortgage I, Inc's total assets were $64.4 million and its net book value was $9.14 per share.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage I, Inc. said, "We are pleased to be able to declare our first dividend since the conversion of Vestin Fund I, LLC into Vestin Realty Mortgage I, Inc. The dividend is for a TWO MONTH period (May and June) because the conversion did not take place until May 1, 2006. In order to maintain our "REIT" federal tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends. Going forward, the Company intends to declare dividends on a regular quarterly basis."

In commenting on the quarter's performance, Mr. Shustek stated, "At the current time, Vestin Realty Mortgage I, Inc. has an investment in only one loan (RightStar) that is not performing as agreed. We have filed litigation against the state of Hawaii in an attempt to bring the foreclosure action to completion in order to facilitate a sale of the underlying collateral. We believe that the Company will not incur any additional loss related to RightStar, although we cannot predict when the foreclosure action will be completed. Also, we are pleased to report that in July, we sold our last remaining parcel of real estate owned, which we had acquired through foreclose for $2.5 million cash. The Company did not provide financing for the sale. The Company will record a gain of approximately $36,000 during the third quarter related to the sale."

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust ("REIT") that invests in short-term secured loans to commercial borrowers. As of June 30, 2006 the Company had assets of over $64 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial services company. Since 1995, Vestin Mortgage Inc. and its affiliates' mortgage activities have facilitated more than $1.8 billion in lending transactions.

Forward-Looking statements:

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company's inability to accurately forecast its operating results; the Company's potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies, if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company's business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Steven D. Stern
Stern and Company
702-734-3388
steve@sdsternpr.com

OR

Vestin Realty Mortgage I, Inc.
John Alderfer
702-227-0965